As filed with the Securities and Exchange Commission on October 5, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Flextronics International Ltd.
(Exact name of Registrant as specified in its charter)

Singapore	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
One Marina Boulevard, #28-00
Singapore 018989
(Address of Principal Executive Offices)
2001 Equity Incentive Plan
(Full title of the plan)
Michael M. McNamara
Chief Executive Officer
Flextronics International Ltd.
One Marina Boulevard, #28-00
Singapore 018989
(65) 6890-7188
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Jeffrey N. Ostrager, Esq.
Curtis, Mallet-Prevost, Colt & Mosle LLP
101 Park Avenue
New York, New York 10178
(212) 696-6000
(Counsel to the Registrant)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of securities to be	Amount to be	offering price	aggregate	Amount of
registered	registered (1)	per share (2)	offering price (2)	registration fee (2)
Ordinary Shares, no par value	10,000,000 shares	$11.17	$111,700,000	$3,430

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or issued as part of any stock split, stock dividend or similar transaction.

(2)	Calculated using the average of the high and low prices of the Registrant’s ordinary shares as reported on the NASDAQ Global Select Market on September 28, 2007, pursuant to Rules 457(c) and (h) under the Securities Act.

INTRODUCTORY STATEMENT
          This Registration Statement on Form S-8 is being filed by Flextronics International Ltd. (the “Company”) to register 10,000,000 additional shares reserved for issuance under the Company’s 2001 Equity Incentive Plan. Pursuant to General Instruction E of Form S-8, this Registration Statement hereby incorporates by reference the contents of the Company’s registration statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on December 19, 2001 (File No. 333-75526), September 30, 2004 (File No. 333-119387) and May 29, 2007 (File No. 333-143330).
PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The Company hereby incorporates by reference the following documents filed with the Commission:
          (a) The Company’s Annual Report on Form 10-K filed for the fiscal year ended March 31, 2007, filed on May 29, 2007;
          (b) The Company’s Quarterly Report on Form 10-Q filed for the fiscal quarter ended June 29, 2007, filed on August 8, 2007;
          (c) The Company’s Current Reports on Form 8-K filed on April 5, 2007, May 4, 2007, May 15, 2007, June 4, 2007, September 28, 2007, October 1, 2007 and October 3, 2007; and
          (d) The description of the Company’s Ordinary Shares contained in the Company’s registration statement on Form 8-A filed on January 31, 1994 as amended by the Form 8-A/As filed on February 22, 2006 and October 23, 2006, including any amendment or report filed with the Commission for the purpose of updating such description.
          In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than portions of such documents deemed not to be filed) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Directors and Officers.
           Article 155 of the Company’s Articles of Association provides that, subject to the Singapore Companies Act and every other Act for the time being in force concerning companies and affecting the Company, every director or other officer shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto, including any liability in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favor; or where the proceedings are otherwise disposed of without a finding or admission of any material breach of duty on his part; or in which he is acquitted; or in connection with any application under any statute for relief from liability for any act or omission in which relief is granted to him by the court.

      In addition, no director, manager or other officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense happening to the Company, through the insufficiency or deficiency of title to any property acquired by order of the directors for the Company or for the insufficiency or deficiency of any security upon which any of the moneys of the Company are invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects are deposited, or any other loss, damage or misfortune which happens in the execution of his duties, unless the same happens through his own negligence, willful default, breach of duty or breach of trust.
      Section 172 of the Singapore Companies Act prohibits a company from indemnifying its directors or officers against liability, which by law would otherwise attach to them for any negligence, default, breach of duty or breach of trust of which they may be guilty relating to the company. However, a company is not prohibited from (a) purchasing and maintaining for any such officer insurance against any such liability, or (b) indemnifying such officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, or in connection with any application under Section 76A(13) or 391 or any other provision of the Singapore Companies Act in which relief is granted to him by the court.
      The Company has entered into indemnification agreements with its officers and directors. These indemnification agreements provide the Company’s officers and directors with indemnification to the maximum extent permitted by the Singapore Companies Act. The Company has also obtained a policy of directors’ and officers’ liability insurance that will insure directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances which are permitted under the Singapore Companies Act.
Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.

Incorporated by Reference
Exhibit				Filing	Exhibit	Filed
No.	Exhibit	Form	File No.	Date	No.	Herewith

4.01	Registrant’s Memorandum of Association, as amended.	10-K	000-23354	05-29-07	3.01

4.02	Amended and Restated Articles of Association of the Registrant.	8-K	000-23354	10-11-06	3.01

4.03	Registrant’s 2001 Equity Incentive Plan, as amended through September 27, 2007.	8-K	000-23354	10-03-07	10.01

5.01	Opinion of Allen & Gledhill LLP.					X

15.01	Letter in Lieu of Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.					X

23.01	Consent of Allen & Gledhill LLP (included in Exhibit 5.01).					X

23.02	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.					X

24.01	Power of Attorney (included on the signature page to this Registration Statement on Form S-8).					X
Item 9. Undertakings.
The undersigned Company hereby undertakes:

(a)	(1)	To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 5th day of October, 2007.

FLEXTRONICS INTERNATIONAL LTD.
By:	/s/ Thomas J. Smach
Thomas J. Smach
Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael M. McNamara and Thomas J. Smach, and each of them acting individually, as his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof. This Power of Attorney may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts shall together constitute one and the same instrument.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Michael M. McNamara Michael M. McNamara	Chief Executive Officer and Director (Principal Executive Officer) and Authorized U.S. Representative	October 5, 2007

/s/ Thomas J. Smach Thomas J. Smach	Chief Financial Officer (Principal Financial Officer)	October 5, 2007

/s/ Christopher Collier Christopher Collier	Senior Vice President, Finance (Principal Accounting Officer)	October 5, 2007

/s/ Michael E. Marks Michael E. Marks	Chairman of the Board	October 5, 2007

/s/ H. Raymond Bingham H. Raymond Bingham	Director	October 5, 2007

/s/ James A. Davidson James A. Davidson	Director	October 5, 2007

/s/ Rockwell A. Schnabel Rockwell A. Schnabel	Director	October 5, 2007

/s/ Ajay B. Shah Ajay B. Shah	Director	October 5, 2007

EXHIBIT INDEX

Incorporated by Reference
Exhibit				Filing	Exhibit	Filed
No.	Exhibit	Form	File No.	Date	No.	Herewith

4.01	Registrant’s Memorandum of Association, as amended.	10-K	000-23354	05-29-07	3.01

4.02	Amended and Restated Articles of Association of the Registrant.	8-K	000-23354	10-11-06	3.01

4.03	Registrant’s 2001 Equity Incentive Plan, as amended through October 4, 2006.	8-K	000-23354	10-03-07	10.01

5.01	Opinion of Allen & Gledhill LLP.					X

15.01	Letter in Lieu of Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.					X

23.01	Consent of Allen & Gledhill LLP (included in Exhibit 5.01).					X

23.02	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.					X

24.01	Power of Attorney (included on the signature page to this Registration Statement on Form S-8).					X